As filed with the Securities and Exchange Commission on September 2, 2005

Registration No. 333-126481

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Legacy Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6036	[To Be Applied For]
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

99 North Street

Pittsfield, Massachusetts 01202

(413) 443-4421

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J. Williar Dunlaevy

Chairman and Chief Executive Officer

Legacy Bancorp, Inc.

99 North Street

Pittsfield, Massachusetts 01202

(413) 443-4421

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Douglas P. Faucette Janet O. Love Lord, Bissell & Brook LLP 1717 Pennsylvania Ave., NW, Suite 500 Washington, D.C. 20006 (202) 521-4100	V. Gerard Comizio Thacher Proffitt & Wood LLP 1700 Pennsylvania Ave., NW, Suite 800 Washington, D.C. 20006 (202) 347-8400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock $0.01 par value	11,854,890	$10.00	$118,548,900	(3)
Participation Interests	(4)			(5)

(1)	Includes the maximum number of shares of Common Stock that may be issued in connection with this offering and shares of Common Stock to be contributed to The Legacy Banks Foundation, a private foundation.
(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	Registration fee of $13,953 previously paid with the filing of the initial registration statement on July 8, 2005.
(4)	The securities of Legacy Bancorp, Inc. to be purchased by the Legacy Banks 401(k) Plan are included in the amount shown for Common Stock.
(5)	No separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of the Legacy Banks 401(k) Plan.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The purpose of this Amendment No. 2 to the Registration Statement is solely to file certain exhibits to the Registration Statement, as set forth in Item 16 of Part II.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Massachusetts filing fee	$5,000
SEC filing(1)	13,953
OTS holding company filing fee	2,000
NASD filing fee (1)	12,355
Nasdaq listing fee (1)	100,000
EDGAR, printing, postage and mailing	85,000
Legal fees (including underwriting fees)	650,000
Accounting fees	100,000
Appraisers’ fees	39,500
Business plan fees	37,000
Marketing fees	751,000
Conversion agent fees and expenses	55,000
Transfer agent and registrar fees and expenses	20,000
Miscellaneous	35,000

TOTAL	$1,905,808

(1)	Estimated expenses based upon the registration of 11,854,890 shares of $10.00 per share

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”), empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

In accordance with the DGCL, Articles 10 and 11 of the registrant’s Certificate of Incorporation provide as follows:

ARTICLE TENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Directors who are not party to such action, a committee of such Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Directors who are not party to such action, a committee of such Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ARTICLE ELEVENTH:

A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

The Form of Legacy Bancorp, Inc. Employment Agreement to be entered into by certain officers contains the following indemnification provision in Section 20, and the Form of Legacy Bancorp, Inc. Change in Control Agreement to be entered into by certain officers contains an identical indemnification provision in Section 16:

The Holding Company [Legacy Bancorp, Inc.] shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Delaware law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Holding Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

Item 15. Recent Sales of Unregistered Securities

None.

Item 16. Exhibits and Financial Statement Schedules.

The exhibits and financial statement schedules filed as a part of this registration statement are as follows:

(a) List of Exhibits (filed herewith unless otherwise noted)

1.1	Engagement Letter between Legacy Banks and Ryan Beck & Co., Inc.**
1.2	Form of Agency Agreement between Legacy Banks and Ryan Beck & Co., Inc.
2.1	Amended and Restated Plan of Conversion (including the Charter and Bylaws of Legacy Banks)**
3.1	Certificate of Incorporation of Legacy Bancorp, Inc.**
3.2	Bylaws of Legacy Bancorp, Inc.**
3.3	Charter and Bylaws of Legacy Banks (Included in Exhibit 2.1 hereto)**
4.1	Form of Specimen Common Stock Certificate of Legacy Bancorp, Inc.
5.1	Opinion of Lord, Bissell & Brook LLP re: Legality**
8.1	Form of Opinion of Lord, Bissell & Brook LLP re: Federal Tax Matters**
8.2	Form of Opinion of Wolf & Company, P.C. re: State Tax Matters**
10.1	Form of Legacy Banks ESOP Trust Agreement**
10.2	Form of ESOP Plan Document**
10.3	ESOP Loan Documents
10.4.1	Form of Employment Agreement between Legacy Banks and J. Williar Dunlaevy**
10.4.2	Form of Employment Agreement between Legacy Banks and Michael A. Christopher**
10.4.3	Form of Employment Agreement between Legacy Banks and Steven F. Pierce**
10.4.4	Form of Employment Agreement between Legacy Banks and Stephen M. Conley**
10.4.5	Form of Employment Agreement between Legacy Banks and Richard M. Sullivan**
10.5.1	Form of Employment Agreement between Legacy Bancorp, Inc. and J. Williar Dunlaevy**
10.5.2	Form of Employment Agreement between Legacy Bancorp, Inc. and Michael A. Christopher**
10.5.3	Form of Employment Agreement between Legacy Bancorp, Inc. and Steven F. Pierce**
10.5.4	Form of Employment Agreement between Legacy Bancorp, Inc. and Stephen M. Conley**
10.5.5	Form of Employment Agreement between Legacy Bancorp, Inc. and Richard M. Sullivan**
10.6.1	Form of Change in Control Agreement between Legacy Banks and Senior Vice Presidents**
10.6.2	Form of Change in Control Agreement between Legacy Banks and Vice Presidents**
10.7.1	Form of Change in Control Agreement between Legacy Bancorp, Inc. and Senior Vice Presidents**
10.7.2	Form of Change in Control Agreement between Legacy Bancorp, Inc. and Vice Presidents**
10.8	Form of Legacy Banks Employee Severance Compensation Plan**
10.9.1	Legacy Banks Supplemental Executive Retirement Plan with J. Williar Dunlaevy
10.9.2	Legacy Banks Supplemental Executive Retirement Plan with Michael A. Christopher
10.10	Director Fee Continuation Plan**
21.1	Subsidiaries of Legacy Bancorp, Inc.**
23.1	Consent of Wolf & Company, P.C.**
23.2	Consent of Lord, Bissell & Brook LLP (included in Exhibit 5.1)**
23.3	Consent of Keller & Company, Inc.**
24.1	Powers of Attorney**
99.1	Appraisal Report of Keller & Company, Inc. (P)**
99.2	Form of The Legacy Banks Foundation Gift Instrument**
99.3	Marketing Materials
99.4	Stock Order Form

*	To be filed by amendment
**	Previously filed
(P)	Schedules to Appraisal Report filed pursuant to Rule 202 of Regulation S-T.

(b) Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsfield, Commonwealth of Massachusetts, on September 1, 2005.

Legacy Bancorp, Inc.

By:	/s/ J. Williar Dunlaevy
J. Williar Dunlaevy
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ J. Williar Dunlaevy	Chairman and Chief Executive Officer (principal executive officer)	September 1, 2005
J. Williar Dunlaevy

/s/ Michael A. Christopher	Chief Operating Officer, President and Director	September 1, 2005
Michael A. Christopher

/s/ Stephen M. Conley	Senior Vice President, Treasurer and Chief Financial Officer (principal accounting and financial officer)	September 1, 2005
Stephen M. Conley

*	Director	September 1, 2005
Eugene A. Dellea

*	Director	September 1, 2005
David L. Klausmeyer

*	Director	September 1, 2005
Gary A. Lopenzina

*	Director	September 1, 2005
James J. Mooney

*	Director	September 1, 2005
Anne W. Pasko

*	Director	September 1, 2005
Robert B. Trask

*	Director	September 1, 2005
Dorothy B. Winsor

*	By J. Williar Dunlaevy, Attorney-in-fact. See Powers of Attorney filed as Exhibit 24.1 to this Registration Statement.

TABLE OF CONTENTS

List of Exhibits (filed herewith unless otherwise noted)

(a)	List of Exhibits (filed herewith unless otherwise noted)
1.1	Engagement Letter between Legacy Banks and Ryan Beck & Co., Inc.**
1.2	Form of Agency Agreement between Legacy Banks and Ryan Beck & Co., Inc.
2.1	Amended and Restated Plan of Conversion (including the Charter and Bylaws of Legacy Banks)**
3.1	Certificate of Incorporation of Legacy Bancorp, Inc.**
3.2	Bylaws of Legacy Bancorp, Inc.**
3.3	Charter and Bylaws of Legacy Banks (Included in Exhibit 2.1 hereto)**
4.1	Form of Specimen Common Stock Certificate of Legacy Bancorp, Inc.
5.1	Opinion of Lord, Bissell & Brook LLP re: Legality**
8.1	Form of Opinion of Lord, Bissell & Brook LLP re: Federal Tax Matters**
8.2	Form of Opinion of Wolf & Company, P.C. re: State Tax Matters**
10.1	Form of Legacy Banks ESOP Trust Agreement**
10.2	Form of ESOP Plan Document**
10.3	ESOP Loan Documents
10.4.1	Form of Employment Agreement between Legacy Banks and J. Williar Dunlaevy**
10.4.2	Form of Employment Agreement between Legacy Banks and Michael A. Christopher**
10.4.3	Form of Employment Agreement between Legacy Banks and Steven F. Pierce**
10.4.4	Form of Employment Agreement between Legacy Banks and Stephen M. Conley**
10.4.5	Form of Employment Agreement between Legacy Banks and Richard M. Sullivan**
10.5.1	Form of Employment Agreement between Legacy Bancorp, Inc. and J. Williar Dunlaevy**
10.5.2	Form of Employment Agreement between Legacy Bancorp, Inc. and Michael A. Christopher**
10.5.3	Form of Employment Agreement between Legacy Bancorp, Inc. and Steven F. Pierce**
10.5.4	Form of Employment Agreement between Legacy Bancorp, Inc. and Stephen M. Conley**
10.5.5	Form of Employment Agreement between Legacy Bancorp, Inc. and Richard M. Sullivan**
10.6.1	Form of Change in Control Agreement between Legacy Banks and Senior Vice Presidents**
10.6.2	Form of Change in Control Agreement between Legacy Banks and Vice Presidents**
10.7.1	Form of Change in Control Agreement between Legacy Bancorp, Inc. and Senior Vice Presidents**
10.7.2	Form of Change in Control Agreement between Legacy Bancorp, Inc. and Vice Presidents**
10.8	Form of Legacy Banks Employee Severance Compensation Plan**
10.9.1	Legacy Banks Supplemental Executive Retirement Plan with J. Williar Dunlaevy
10.9.2	Legacy Banks Supplemental Executive Retirement Plan with Michael A. Christopher
10.10	Director Fee Continuation Plan**
21.1	Subsidiaries of Legacy Bancorp, Inc.**
23.1	Consent of Wolf & Company, P.C.**
23.2	Consent of Lord, Bissell & Brook LLP (included in Exhibit 5.1)**
23.3	Consent of Keller & Company, Inc.**
24.1	Powers of Attorney**
99.1	Appraisal Report of Keller & Company, Inc. (P)**
99.2	Form of The Legacy Banks Foundation Gift Instrument**
99.3	Marketing Materials
99.4	Stock Order Form

*	To be filed by amendment
**	Previously filed
(P)	Schedules to Appraisal Report filed pursuant to Rule 202 of Regulation S-T.

(b) Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.